Exhibit 10.23

AMENDMENT TO MANAGEMENT AND SERVICES AGREEMENT

THIS AMENDMENT TO MANAGEMENT AND SERVICES AGREEMENT (the "Amendment") is made and entered into effective as of the 15th day of May, 2013, by and between American Sands Energy Corp., a Delaware corporation (the "Company") and LIFE Power & Fuels, LLC (the "LIFE").

W I T N E S S E T H:

WHEREAS, the Company and LIFE entered into a Management and Services Agreement dated as of April 1, 2012 (the “Agreement”);

Whereas, the Company and LIFE desire to amend such Agreement as set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the Company and the LIFE hereby mutually covenant and agree as follows:

1.	Effective January 1, 2013, Section B, Compensation, is amended to read as follows:

(i)	as consideration to LIFE for the services provided hereunder, the Company agrees to pay a monthly fee to LIFE of $5,000. This amount shall be increased to $25,000 a month if Daniel Carlson ceases to be employed by the Company, effective the month following his cessation of employment. The monthly consideration will be accrued until the Company raises a minimum of $10,000,000 in an equity or debt offering. At the time of the closing of such offering, LIFE shall convert all outstanding amounts hereunder into the equity or debt instruments issued by the Company in such offering.

(ii)	Any amounts currently accrued and payable to LIFE under this Agreement shall be reduced by the amount of $200,000.

2.	All other terms and conditions of the Agreement shall remain the same.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the LIFE has executed this Agreement, on the date and year first above written.

"COMPANY"

American Sands Energy Corp.

By: /s/ William C. Gibbs
William C. Gibbs, Chief Executive Officer

"LIFE"

/s/ Daniel Carlson
Daniel Carlson